Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Federal-Mogul Corporation 2010 Stock Incentive Plan of our reports dated February 23, 2010, with respect to the consolidated financial statements of Federal-Mogul Corporation and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 23, 2010.

/s/ Ernst & Young LLP

Detroit, Michigan

August 3, 2010